Exhibit 99.1
Contact Information:

At the Company:	Investor Relations:
Gregory S. Skinner	Jeff Sonnek
Executive Vice President Finance and Administration and CFO	(646) 277-1263
(650) 261-3677	Jeff.Sonnek@icrinc.com

Landec Corporation Amends Its Credit Agreement

Amendment Adds Flexibility and Liquidity

SANTA CLARA, CA - October 29, 2019 - Landec Corporation (Nasdaq: LNDC), a diversified health and wellness company with two operating businesses, Curation Foods, Inc. and Lifecore Biomedical, Inc. amended its credit facility with its current syndicate of lenders, JPMorgan Chase, BMO Harris Bank and City National Bank.
“This amendment provides us flexibility and greater liquidity to implement our strategic priorities to improve operating margins at Curation Foods by accelerating investments in cost-out initiatives, while furthering our investments in growth and capacity at Lifecore to meet increasing customer demand,” stated Greg Skinner, Landec’s EVP of Finance and CFO.
The amendment increased the credit facility from $205 million to $220 million, consisting of a $120 million term loan and a $100 million revolving credit facility. The $120 million term loan has a three-year term through October 25, 2022 with a 10-year amortization period. The Company intends to hedge virtually all of its outstanding debt resulting in a fixed average interest rate of approximately 1.70% plus a spread based on the Company’s leverage ratio which can range from a low of 1.25% to a high of 3.50%. The remaining unhedged portion of the revolving line of credit bears interest at LIBOR plus the spread based on the Company’s leverage ratio. The Company’s current weighted average interest rate on its debt is approximately 4.95%.
In addition, the amendment increases the Company’s maximum leverage ratio from 4.5 to 5.0 for the remainder of fiscal year 2020. The leverage ratio decreases by 25 basis points each subsequent quarter thereafter, beginning in the first quarter of fiscal year 2021, until it reaches 3.5 for the second quarter of fiscal year 2022. There is no change to the Company’s fixed coverage ratio of 1.2 or more.

About Landec Corporation
Landec Corporation (Nasdaq: LNDC) is a leading innovator of diversified health and wellness solutions with two operating businesses: Curation Foods, Inc. and Lifecore Biomedical, Inc. Curation Foods is focused on innovating and distributing plant-based foods with 100% clean ingredients to retail, club and foodservice channels throughout North America. Curation Foods is able to maximize product freshness through its geographically dispersed family of growers, refrigerated supply chain and patented BreatheWay® packaging technology. Curation Foods brands include Eat Smart® fresh packaged vegetables and salads, O Olive Oil & Vinegar® premium artisan products, and Yucatan® and Cabo Fresh® avocado products. Lifecore Biomedical is a fully integrated contract development and manufacturing organization (CDMO) that offers highly differentiated capabilities in the development, fill and finish of difficult to manufacture pharmaceutical products in syringes and vials. As a leading manufacturer of premium, injectable grade Hyaluronic Acid, Lifecore brings 35 years of expertise as a partner for global and emerging biopharmaceutical and biotechnology companies across multiple therapeutic categories to bring their innovations to market. For more information about the company, visit Landec’s website at www.landec.com.

Important Cautions Regarding Forward-Looking Statements
Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially, including such factors among others, as the timing and expenses associated with operations, the ability to achieve acceptance of the Company's new products in the market place, weather conditions that can affect the supply and price of produce, government regulations affecting our business; the timing of regulatory approvals, the ability to successfully integrate Yucatan Foods into the Curation Foods business, and the mix between domestic and international sales. For additional information about factors that could cause actual results to differ materially from those described in the forward-looking statements, please refer to our filings with the Securities and Exchange Commission (“SEC”), including the risk factors contained in our most recent Quarterly Report on Form 10-Q and Annual Report on Form 10-K. Forward-looking statements represent management’s current expectations and are inherently uncertain. Except as required by law, we do not undertake any obligation to update forward-looking statements made by us to reflect subsequent events or circumstances.